Exhibit 10.144

AMENDED AND RESTATED LOAN AGREEMENT

DATED AS OF MAY 23, 2012

AMONG

KIERLAND CROSSING, LLC

AND

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
AS BORROWERS

AND

KEYBANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT

AND

KEYBANC CAPITAL MARKETS
AS LEAD ARRANGER AND BOOK MANAGER

AND

PNC BANK, NATIONAL ASSOCIATION
AS DOCUMENTATION AGENT

AND

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

AS LENDERS

14996108\V-7

Page

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS2
ARTICLE II THE CREDIT16
2.1Generally    16
2.2Ratable Advances    16
2.3Principal Payments    16
2.4Fees    16
2.5Extension of Facility Termination Date    17
2.6Optional Prepayments    17
2.7Method of Selecting Types and Interest Periods    18
2.8Conversion and Continuation of Outstanding Advances    19
2.9Changes in Interest Rate, Etc.    19
2.10Rates Applicable After Default    20
2.11Method of Payment    20
2.12Notes; Telephonic Notices    21
2.13Interest Payment Dates; Interest and Fee Basis    21
2.14Notification of Advances, Interest Rates and Prepayments    21
2.15Lending Installations    21
2.16Non-Receipt of Funds by the Administrative Agent    22
2.17Replacement of Lenders under Certain Circumstances    22
2.18Usury    23
2.19    GPLP Conversion of Guarantor    23
ARTICLE III CHANGE IN CIRCUMSTANCES23
3.1Yield Protection    23
3.2Changes in Capital Adequacy Regulations    25
3.3Availability of Types of Advances    25
3.4Funding Indemnification.    26
3.5Taxes    26
3.6Lender Statements; Survival of Indemnity    28
ARTICLE IV CONDITIONS PRECEDENT28
4.1Initial Advance.    28
ARTICLE V REPRESENTATIONS AND WARRANTIES31
5.1Existence.    31
5.2Authorization and Validity.    31
5.3No Conflict; Government Consent    31
5.4Financial Statements; Material Adverse Effect.    32
5.5Taxes.    32
5.6Litigation and Guarantee Obligations    32
5.7ERISA.    32
5.8Accuracy of Information.    32
5.9Regulation U    32
5.10Material Agreements    33
5.11Compliance With Laws.    33
5.12Investment Company Act.    33
5.13Insurance.    33

Page

5.14REIT Status    33
5.15Title to Property.    33
5.16Environmental Matters    33
5.17Project.    34
5.18Office of Foreign Asset Control    36
ARTICLE VI COVENANTS36
6.1Financial Reporting.    36
6.2Use of Proceeds    38
6.3Notice of Default    38
6.4Conduct of Business    38
6.5Taxes    38
6.6Insurance.    38
6.7Compliance with Laws    38
6.8Maintenance of Project    39
6.9Inspection    39
6.10Ground Lease    39
6.11Management and Leasing Contracts    39
6.12No Change in Control or Ownership of Project    39
6.13Affiliate Agreements    40
6.14Consolidated Net Worth.    40
6.15Indebtedness and Cash Flow Covenants    40
6.16Liens    40
6.17Leases    41
6.18No Additional Indebtedness.    41
6.19    Casualties and Condemnation    41
ARTICLE VII DEFAULTS43
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES45
8.1Acceleration    45
8.2Amendments; Consents    45
8.3Preservation of Rights    47
8.4Insolvency of Borrower    47
ARTICLE IX GENERAL PROVISIONS47
9.1Survival of Representations    47
9.2Governmental Regulation.    47
9.3Release of Prior Claims.    47
9.4Headings    48
9.5Entire Agreement    48
9.6Several Obligations; Benefits of this Agreement    48
9.7Expenses; Indemnification    48
9.8Numbers of Documents.    48
9.9Accounting.    49
9.10Severability of Provisions    49
9.11Nonliability of Lenders.    49
9.12CHOICE OF LAW    49
9.13CONSENT TO JURISDICTION    49
9.14WAIVER OF JURY TRIAL    49
ARTICLE X THE ADMINISTRATIVE AGENT50

Page

10.1Appointment.    50
10.2Powers    50
10.3General Immunity    50
10.4No Responsibility for Loans, Recitals, etc.    51
10.5Action on Instructions of Lenders.    51
10.6Employment of Agents and Counsel.    51
10.7Reliance on Documents; Counsel.    51
10.8Administrative Agent’s Reimbursement and Indemnification.    52
10.9Rights as a Lender.    52
10.10Lender Credit Decision.    52
10.11Successor Administrative Agent    53
10.12Notice of Defaults.    53
10.13Requests for Approval.    53
10.14Defaulting Lenders    53
ARTICLE XI PATRIOT ACT55
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS56
12.1Successors and Assigns    56
12.2Participations.    56
12.3Assignments.    57
12.4Dissemination of Information.    58
12.5Tax Treatment.    58
12.6Confidentiality    59
ARTICLE XIII NOTICES59
13.1Giving Notice.    59
13.2Change of Address.    59
ARTICLE XIV COUNTERPARTS60

AMENDED AND RESTATED LOAN AGREEMENT
This Amended and Restated Loan Agreement, dated as of May 23, 2012, is among Kierland Crossing LLC, a limited liability company organized under the laws of the State of Delaware (the “Owner”) and Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“GPLP”), KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”) and KeyBank National Association, not individually, but as “Administrative Agent.”
RECITALS
A.    Owner has previously acquired a leasehold interest in that certain parcel of land located in the City of Scottsdale, in County of Maricopa County, Arizona, legally described in Exhibit A attached hereto (such leasehold interest, the “Land”) and has constructed on the Land a mixed-use project known as “Scottsdale Quarter” which includes approximately 366,000 square feet of retail space and approximately 177,000 square feet of office space (the “Improvements” and collectively with the Land, the “Project”);
B.    The Administrative Agent, the Lenders, another lender which is not a party hereto and Owner entered into that certain Construction, Acquisition, and Interim Loan Agreement dated as of November 30, 2007, as amended by a First Amendment to Construction, Acquisition and Interim Loan Agreement and to Limited Payment and Performance Guaranty dated as of May 14, 2010 among such parties and GPLP, in its capacity as a guarantor thereunder, a Second Amendment to Construction, Acquisition and Interim Loan Agreement and to Guaranties dated as of October 15, 2010 and a Third Amendment to Construction, Acquisition and Interim Loan Agreement and to Guaranties dated as of April 8, 2011 (collectively, the “Existing Loan Agreement”);
C.    GPLP is primarily engaged in the business of purchasing, owning, operating, leasing and managing retail properties.
D.    The Borrower has requested that the Lenders amend and restate the Existing Loan Agreement with Owner to extend the term of the existing loan made thereunder and convert it into a term loan for which both Owner and GPLP are jointly and severally liable pursuant to the terms of this Agreement. The Administrative Agent and the Lenders have agreed to do so.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
As used in this Agreement:
“ABR Applicable Margin” means (i) one and one-half percent (1.50%) per annum with respect to Floating Rate Advances under Tranche A, and (ii) two and three-fourths percent (2.75%) per annum with respect to Floating Rate Advances under Tranche B.
“Actual DSCR” means, as of any date, the ratio of (a) the aggregate Trailing Net Operating Income of the Project for the most recent period of four (4) consecutive calendar quarters for which financial results have been reported to (b) the then-current Implied Tranche A Annual Debt Service.
“Adjusted Annual EBITDA” shall have, as of any date, the meaning then given to such term under the GPLP Revolver.
“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Advance” means the initial borrowing hereunder and from time to time thereafter each portion of such initial borrowing which is of the same Tranche and the same Type and, in the case of LIBOR Rate Advances, for the same LIBOR Interest Period.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Aggregate Commitment” the total amount of Tranche A and Tranche B.
“Agreement” means this Amended and Restated Loan Agreement, as it may be amended or modified and in effect from time to time.
“Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of Federal Funds Effective Rate for such day plus one and one-half percent (1.50%) per annum, and (iii) the sum of the LIBOR Base Rate that would apply to a one month LIBOR Interest Period beginning on such day plus one percent (1.00%) per annum.
“Applicable Laws” is defined in Section 5.17(c).

“Applicable Margin” means, as applicable, the ABR Applicable Margin or the LIBOR Applicable Margin which are used in calculating the interest rate applicable to the various Types of Advances.
“Appraisal” shall mean an appraisal of the Project commissioned by the Administrative Agent, and reasonably acceptable to the Administrative Agent and Required Lenders, in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and the regulations promulgated thereunder (“FIRREA”) and with the Uniform Standards of Professional Appraisal Practice.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any of the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Vice President and Chief Financial Officer, Vice President, Controller and Chief Accounting Officer or Executive Vice President and General Counsel of the general partner of GPLP, acting singly.
“Borrower” means (i) prior to the date on which GPLP has been converted to a Guarantor as provided in Section 2.19 below, Owner and GPLP, collectively and jointly and severally, and (ii) from and after such date, Owner singly.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.7.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means (i) any change in the ownership of either Parent Entity which results in more than twenty-five percent (25%) of such Parent Entity’s Capital Stock being acquired by any one Person, or group of Persons which are Affiliates of each other, or (ii) any change in the membership of either Parent Entity’s Board of Directors which results in the number of board members who have served as board members for the preceding one (1) year period being less than 50% of the then-current total number of board members, provided that, in making such calculation, the successor to any board member who has died, become disabled or retired due to age or illness during such one year period shall be deemed to have served for the full one year period, or (iii) any change in the identity of the owners of the general partnership interests in GPLP, unless any such owner is a Wholly Owned Subsidiary of Glimcher Realty Trust.
“Co-Lender Agreement” means that certain Co-Lender Agreement dated as of the Agreement Execution Date among the Lenders and the Administrative Agent, as it may be amended, modified or supplemented from time to time by the parties thereto.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” means the Project and any other assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document including, without limitation, the Project.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.
“Consolidated Group” shall mean have the meaning given to such term in the GPLP Revolver from time to time.
“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value minus (b) Consolidated Outstanding Indebtedness as of such date.
“Consolidated Outstanding Indebtedness” shall mean, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Glimcher Group outstanding at such date, plus, without duplication (b) the applicable Glimcher Percentage of all Indebtedness of each Joint Venture, adjusted to eliminate increases or decreases arising from FAS-141 and excluding traditional carve-outs relating to non-recourse debt obligations for both the Glimcher Group and the Joint Ventures.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.8.

“Deed of Trust” means that certain Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed by Owner pursuant to the Existing Loan Agreement and as amended by Owner as of the Agreement Execution Date to reflect this Agreement.
“Default” means an event described in Article VII.
“Defaulting Lender” means (a) any Lender that has failed to fund any Advance within two (2) Business Days after such funding is required pursuant to this Agreement; or (b) any Lender that has (i) breached any other material term or condition of this Agreement or (ii) failed to make any other payment to the Administrative Agent (whether such payment is a reimbursement for costs, expenses or attorneys’ fees, an indemnity payment, the repayment of erroneously paid funds, a portion of any set-off to be turned over to the Administrative Agent or otherwise) when such payment is due and payable under this Agreement or any other Loan Document, if such breach or failure has not been cured or paid within ten (10) days after notice thereof from the Administrative Agent to such Lender.
“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.10 which shall mean that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable LIBOR Interest Period at the rate otherwise applicable to such LIBOR Interest Period plus 3% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 3% per annum.
“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.
“Extended Facility Termination Date” means May 22, 2016.
“Extension Option” is defined in Section 2.5.
“Facility” is defined in Section 2.1.

“Facility Termination Date” means May 22, 2015, subject to a one-time extension right as provided in Section 2.5 hereof.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
“Financial Contract” of a Person means (i) any exchange - traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.
“Fixed Charges” shall have, as of any date, the meaning then given to such term under the GPLP Revolver.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate changes.
“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.
“Glimcher Group” means, collectively, GPLP, the Parent Entities and any Subsidiaries which are wholly owned, in the aggregate, by GPLP and/or the Parent Entities.
“Glimcher Percentage” means, with respect to any Joint Venture or any member of the Consolidated Group that is not also a member of the Glimcher Group, the percentage of the total equity interests held by the Glimcher Group, in the aggregate, in such Joint Venture or such member determined by calculating the percentage of the issued and outstanding stock, partnership interests or membership interests in such Joint Venture or such member held by the Glimcher Group in the aggregate.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“GPLP Limited Payment Guaranty” means that certain limited guaranty of repayment of the Obligations that GPLP may elect to execute and deliver in the future in exchange for the release of the obligations of GPLP as a Borrower hereunder by the Administrative Agent on the terms and upon satisfaction of the conditions set forth in Section 2.19 hereof.

“GPLP Revolver” means that certain revolving credit facility available to GPLP in the maximum amount of $250,000,000 pursuant to that certain Third Amended and Restated Credit Agreement dated as of October 12, 2011 by and between GPLP and KeyBank National Association, as Administrative Agent and Lead Arranger, and the several Lenders from time to time parties thereto, as amended, restated or otherwise modified from time to time, including any new revolving credit facility which refinances and replaces such facility. If the GPLP Revolver shall expire or be terminated early, any capitalized terms used herein and given the same meanings attributed to such capitalized terms in the GPLP Revolver shall continue to have the meanings given to them in the GPLP Revolver as it existed immediately prior to such expiration or early termination.
“Ground Lease” means that certain First Amended and Restated Ground Lease with respect to the Phase I/Phase II Land dated as of December 6, 2006 between Owner and Sucia Scottsdale, LLC, as amended by a First Amendment thereto dated January __, 2008 and by a Second Amendment dated as of September 9, 2010, and as the interest of Sucia Scottsdale, LLC thereunder was assigned to SDQ Fee, LLC pursuant to an Assignment and Assumption Agreement dated as of September 9, 2010..
“Ground Lessor” shall mean SDQ Fee, LLC, a Delaware limited liability company, which is an Affiliate of the Owner and GPLP, or any of its successors and assigns as landlord under the Ground Lease.
“Ground Lessor’s Fee Mortgagee” shall mean German American Capital Corporation, a Maryland corporation, or its successors in interest as the holder of a first priority deed of trust or mortgage on the fee simple interest in the Land.
“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Implied Tranche A Annual Debt Service” means, as of any date for purposes of calculating compliance with a condition hereunder referencing either Actual DSCR or Project DSCR, the aggregate annual amount of principal and interest payments that would be needed to fully amortize the Outstanding Tranche A Amount by equal monthly payments of principal and interest over a 30-year period, using an interest rate equal to the greater of (i) the sum of (A) the then-current annual yield on obligations of the United States of America Treasury maturing approximately 10 years after such date plus (B) 2.00% per annum or (ii) 6.50% per annum.
“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.
“Interest Period” means a LIBOR Interest Period.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.
“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has any ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
“Joint Venture” means any Investment Affiliate or any member of the Consolidated Group that is not a member of Glimcher Group.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Authority.

“Lenders” means only those lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement.
“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“LIBOR Applicable Margin” means (i) two and one-half percent (2.50%) per annum with respect to LIBOR Rate Advances under Tranche A, and (ii) three and three-fourths percent (3.75%) per annum with respect to LIBOR Rate Advances under Tranche B.
“LIBOR Base Rate” means, the rate (rounded upwards to the nearest 1/16th) with respect to a LIBOR Rate Advance for the relevant LIBOR Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank National Association or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of KeyBank National Association’s relevant LIBOR Rate Loan and having a maturity equal to such LIBOR Interest Period.
“LIBOR Interest Period” means, with respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six months, to the extent deposits with such maturities are available to the Lenders, commencing on a Business Day, as selected by the Borrower; provided, however, that any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last Business Day of such calendar month. Notwithstanding the foregoing, at any one time there will be no more than six (6) LIBOR Interest Periods outstanding.
“LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto divided by one minus the then-current Reserve Requirement and (B) the LIBOR Applicable Margin.
“LIBOR Rate Advance” means an Advance which bears interest at a LIBOR Rate.
“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.

“Lien” means any lien (statutory or other), mortgage, pledge, negative pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.
“Loan Documents” means this Agreement, the Notes, the Security Documents, and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, including without limitation the GPLP Limited Payment Guaranty, if applicable, as any of the foregoing may be amended or modified from time to time.
“Loan Parties” means GPLP and Owner.
“Major Tenant” means a tenant occupying space at the Project of 10,000 square feet or greater.
“Material Adverse Effect” means, in the Administrative Agent’s reasonable discretion, a material adverse effect on (i) the business, property or condition (financial or otherwise) of the Consolidated Group, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.
“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.
“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which GPLP or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).
“Non-U.S. Lender” is defined in Section 3.5(d).
“Note” means a promissory note, in substantially the forms of Exhibits B-1 and B-2 hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.
“Notice of Assignment” is defined in Section 12.3(b).
“Obligations” means the Advances and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents.
“Other Taxes” is defined in Section 3.5(b).
“Outstanding Loan Amount” means, as of any date, the aggregate principal balance of all Advances then outstanding.
“Outstanding Tranche A Amount” means, as of any date, the aggregate principal balance of all Advances under Tranche A then outstanding.
“Participants” is defined in Section 12.2(a).
“Parent Entities” means Glimcher Realty Trust and Glimcher Properties Corporation.
“Payment Date” means, with respect to the payment of interest accrued on any Advance, the fifteenth day of each calendar month.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Percentage” means for each Lender the ratio that such Lender’s Commitment bears to the Aggregate Commitment, expressed as a percentage.
“Permitted Liens” are defined in Section 6.16.
“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by KeyBank National Association or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
“Project DSCR” means, as of any date, the ratio of (A) the then-current Project Net Operating Income to (B) the then-current Implied Tranche A Annual Debt Service.
“Project Net Operating Income” means, as of any date of determination, (a) all rent, common area maintenance reimbursements and other income from the Project scheduled to be paid during the period of twelve (12) full calendar months immediately following such date of determination including all Leases of the Project which have been executed on or prior to of such date of determination, but without giving effect to any agreed rent abatement periods or other agreed periods of rent reduction, minus (b) Project Operating Expenses minus (c) an imputed property management fee equal to three percent (3%) of all rent, reimbursements and other income included in clause (a) of this sentence.
“Project Operating Expenses” means, as of any date of determination, all operating expenses of the Project incurred for the most recent four (4) full calendar quarters immediately preceding such date of determination for which financial results of the Project have been reported, calculated in accordance with GAAP, but excluding any actual property management fees incurred with respect to such period.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in Section 12.3(a).
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by a Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances.
“Reserve Requirement” means, with respect to a LIBOR Rate Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Security Documents” means (i) the Deed of Trust, (ii) that certain Assignment of Leases and Rents executed by Owner pursuant to the Existing Loan Agreement and as amended by Owner as of the Agreement Execution Date to reflect this Agreement, (iii) that certain Collateral Assignment of Construction Documents, Contracts, Licenses and Permits executed by Owner pursuant to the Existing Loan Agreement and as amended by Owner as of the Agreement Execution Date to reflect this Agreement, (iv) that certain Collateral Assignment of Interest Rate Protection Product executed by Owner pursuant to the Existing Loan Agreement and as amended by Owner as of the Agreement Execution Date to reflect this Agreement, (v) that certain Account Pledge, Control and Security Agreement with respect to the lockbox account established with KeyBank National Association as depository pursuant to the Existing Loan Agreement and as amended by Owner, KeyBank National Association and the Administrative Agent as of the Agreement Execution Date to reflect this Agreement, (vi) that certain Environmental Indemnity executed by GPLP and Owner pursuant to the Existing Loan Agreement and as amended by GPLP, Owner and the Administrative Agent as of the Agreement Execution Date to reflect this Agreement, (vii) that certain Non-Recourse Exception Guaranty executed by GPLP pursuant to the Existing Loan Agreement and as amended by GPLP as of the Agreement Execution Date to reflect this Agreement and (viii) any further collateral assignments, guaranties or other documents executed and delivered by GPLP or Owner to the Administrative Agent for the benefit of the Lenders.
“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of GPLP.
“Substantial Portion” means, with respect to the Property of GPLP and its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.
“Target Project DSCR” means (a) 1.10 to 1.00 for the period from December 31, 2012 through December 30, 2013 and (b) 1.20 to 1.00 from and after December 31, 2013.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
“Total Asset Value” shall have, as of any date, the meaning then given to such term under the GPLP Revolver.

“Trailing Net Operating Income” means, as of any date of determination, (a) all rent, common area maintenance reimbursements and other income from the Project that is actually payable during the period of four (4) full calendar quarters for which financial results have been reported immediately preceding such date of determination, minus (b) all Project Operating Expenses for such period minus (c) an imputed property management fee equal to three percent (3%) of all rent, reimbursements and other income included in clause (a) of this sentence.
“Tranche” shall mean either of Tranche A or Tranche B.
“Tranche A” shall mean that portion of the Facility which is represented by the Commitments to Tranche A as shown on the signature pages hereto, being the lesser of (i) $107,000,000 and (ii) 75% of the stabilized value of the Project as determined by the most recent Appraisal of the Project ordered and approved by the Administrative Agent prior to the Agreement Execution Date.
“Tranche A Lenders” shall mean, as of any date, the Lenders holding the Tranche A Notes.
“Tranche A Note” shall mean a Note evidencing all or any part of Tranche A, in the form of Exhibit B-1 attached hereto.
“Tranche B” shall mean that portion of the Facility which is represented by the aggregate amount of the Commitments to Tranche B shown on the signature pages hereto, being $23,000,000.
“Tranche B Lenders” shall mean, as of any date, the Lenders under Tranche B holding the Tranche B Notes.
“Tranche B Note” shall mean a Note evidencing all or any part of Tranche B, in the form of Exhibit B-2 attached hereto.
“Transferee” is defined in Section 12.4.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or LIBOR Rate Advance.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE CREDIT
2.1    Generally. Subject to the terms and conditions of this Agreement, Lenders severally agree to make a single initial Advance through the Administrative Agent to Borrower in the amount of the Aggregate Commitment.
Each Lender shall fund its Percentage of such initial Advance and no Lender will be required to fund any amounts which would exceed such Lender’s Commitment. This facility (“Facility”) is not a revolving credit facility and, therefore, notwithstanding repayment of all or any portion of such Advance, the Borrower shall have no right to reborrow Advances thereafter. For convenience, portions of such single initial disbursement bearing different interest rates are referred to herein as “Advances” but such reference shall not be deemed in any way to create such a revolving credit facility.
2.2    Ratable Advances. The initial Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio their respective Commitments bear to the Aggregate Commitment and may be Floating Rate Advances, LIBOR Rate Advances or a combination thereof, selected by the Borrower in accordance with Section 2.7.
2.3    Principal Payments.
(a)    Mandatory Principal Payments based on Project DSCR. If the Project DSCR shall be less than the then-current Target Project DSCR as of December 31, 2012 or as of any June 30 or December 31 thereafter, as evidenced by the reports to be provided by Borrower to the Administrative Agent under Section 6.1(h) hereof, Borrower shall repay to the Administrative Agent for the ratable benefit of the Tranche A Lenders, not later than thirty (30) days after such December 31 or June 30, as applicable, a principal amount of Advances under Tranche A equal to the lesser of (a) the amount required to reduce the then current Outstanding Tranche A Amount sufficiently to achieve compliance with such Target Project DSCR or (b) $5,000,000.
(b)    Final Principal Payment. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date, as it may be extended pursuant to Section 2.5.
2.4    Fees. The Borrower agrees to pay to the Administrative Agent those fees provided for in that certain letter agreement among Administrative Agent, Owner and GPLP dated as of January 24, 2012.

2.5    Extension of Facility Termination Date. The Borrower shall have one (1) option (“Extension Option”) with regards to Tranche A only to extend the Facility Termination Date for a period of twelve (12) months ending on the Extended Facility Termination Date upon satisfaction of the following conditions precedent:
(a)    As of the date of Borrower’s delivery of notice of its intent to exercise the Extension Option, and as of the initial Facility Termination Date, no Default shall have occurred and be continuing and Borrower shall so certify in writing;
(b)    Borrower shall provide Administrative Agent with written notice of the Borrower’s intent to exercise the Extension Option not less than forty-five (45) days prior to the initial Facility Termination Date;
(c)    As of the initial Facility Termination Date, Borrower shall have entered into and collaterally assigned to the Administrative Agent for the benefit of the Lenders an interest rate swap or cap agreement with a counterparty which is a Lender or another financial institution approved by the Administrative Agent which shall require Borrower to make payments at or not to exceed a fixed rate satisfactory to the Administrative Agent, on a notional amount not less than 75% of the then Outstanding Tranche A Amount for the full twelve (12) months of the Extension Option period; provided however that Borrower’s obligations under such interest rate cap or swap agreement shall not in any event be secured by the Project;
(d)    As of the date of Borrower’s delivery of notice of its intent to exercise the Extension Option and as of the initial Facility Termination Date, (A) the Actual DSCR is not less than 1.30 to 1.00 and (B) the Outstanding Tranche A Amount does not exceed seventy percent (70%) of the then-current value of the Project based on an Appraisal of the Project on an “as is” basis not more than 120 days prior to the date of such exercise and ordered and approved by the Administrative Agent; provided that if the Actual DSCR is less than 1.30 to 1.0, or the percentage of such value of the Project established by the Appraisal represented by the Outstanding Tranche A Amount is greater than 70% as of the date of delivery of such notice, then not later than the initial Facility Termination Date Borrower shall have made sufficient repayments of the Loans so that both of such criteria are satisfied.
(e)    On the initial Facility Termination Date, Borrower shall have repaid in full all Tranche B Advances and all other Obligations due to the Tranche B Lenders.
(f)    On the initial Facility Termination Date, Borrower shall have paid to Administrative Agent for the ratable benefit of the then-current Lenders a fee equal to one-quarter of one percent (0.25%) of the then-current Outstanding Loan Amount, after giving effect to the repayment in full of the Tranche B Advances pursuant to clause (e) of this Section 2.5 (the “Extension Fee”).”
2.6    Optional Prepayments.The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay all or any portion of the Advances, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Rate Advances or Floating Rate Advances, or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof; (ii) any LIBOR Rate Advance prepaid on any day other than the last day of the applicable LIBOR Interest Period must be accompanied by any amounts payable pursuant to Section 3.4. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.4. So long as no Default or Unmatured Default exists when such prepayments are made, Borrower may specify whether such prepayments are to be applied to Tranche A or to Tranche B. Any prepayments made when a Default or Unmatured Default exists shall be applied in accordance with the Co-Lender Agreement.
2.7    Method of Selecting Types and Interest Periods. The Borrower shall select the Type of each Advance comprising the initial disbursement hereunder and, in the case of each LIBOR Rate Advance, the Interest Period applicable to such Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit G hereto (i) not later than 1:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance, and (ii) not later than noon Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Rate Advance:
(i)    the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)    the aggregate amount of such Advance,
(iii)    the Type of Advance selected, and
(iv)    in the case of each LIBOR Rate Advance, the LIBOR Interest Period applicable thereto.
Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 11:00 a.m. (Cleveland time), in the case of Floating Rate Advances which have been requested by a Borrowing Notice given to the Administrative Agent not later than 1:00 p.m. (Cleveland time) on the Business Day immediately preceding such Borrowing Date, or (ii) noon (Cleveland time) in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
No Interest Period may end after the Facility Termination Date and, unless the Lenders otherwise agree in writing, in no event may there be more than six (6) different Interest Periods for LIBOR Rate Advances outstanding at any one time.

2.8    Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Rate Advances. Each LIBOR Rate Advance shall continue as a LIBOR Rate Advance until the end of the then applicable LIBOR Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such LIBOR Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another Interest Period or be converted to an Advance of another Type. Advances initially made under Tranche A or Tranche B must continue as Advances under such Tranche and cannot be converted to or combined with Advances under the other Tranche. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any LIBOR Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 11:00 a.m. (Cleveland time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Rate Advance, prior to the date of the requested conversion or continuation, specifying:
(i)    the requested date which shall be a Business Day, of such conversion or continuation;
(ii)    the aggregate amount and Type of the Advance which is to be converted or continued; and
(iii)    the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the LIBOR Interest Period applicable thereto.
2.9    Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to Section 2.8 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Rate Advance shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto to (but not including) the last day of such LIBOR Interest Period at the interest rate determined as applicable to such LIBOR Rate Advance.

2.10    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Default Rate shall apply, provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders. In addition, Borrower shall pay, upon demand, a late charge equal to five percent (5%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents which is not paid within ten (10) days of the date when due.
2.11    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing at least three (3) Business Days in advance by the Administrative Agent to the Borrower, by noon (Cleveland time) on the date when due and shall be applied by the Administrative Agent among the Lenders as provided in the Co-Lender Agreement. The Lenders’ interests in the Advances and the Loan Documents shall be as provided for in the Co-Lender Agreement and the respective Tranche A Lenders’ and Tranche B Lenders’ interests therein shall have the priority set forth in the Co-Lender Agreement. Borrower acknowledges that it has received and reviewed a copy of the Co-Lender Agreement and agrees that Borrower shall have no rights to approve of any amendment to the Co-Lender Agreement and that Borrower shall have no express or implied rights thereunder. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with KeyBank National Association for each payment of principal, interest and fees as it becomes due hereunder.

2.12    Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on written notices made by any Authorized Officer and Borrower agrees to deliver promptly to the Administrative Agent such written notice. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a LIBOR Rate Advance. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.
2.13    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity, whether by acceleration or otherwise. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Cleveland time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.14    Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.15    Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Note shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice at least three (3) Business Days in advance to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.16    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.
2.17    Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to the Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.18    Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.19    GPLP Conversion to Guarantor. The Administrative Agent and the Lenders hereby agree that GPLP shall have the option to have its full joint and several liability hereunder as one of the entities comprising the Borrower released and converted into liability as a limited payment guarantor promptly following the date on which (i) the Administrative Agent has received and approved an updated Appraisal of the Project on an “as is” basis indicating that (A) the Actual DSCR is not less than 1.30 to 1.00 and (B) the Outstanding Tranche A Amount does not exceed seventy percent (70%) of the then-current value of the Project indicated on such Appraisal, and (ii) the Advances under Tranche B have been repaid in full along with all other Obligations due to the Tranche B Lenders. Upon delivery to the Administrative Agent of a certificate to such effect from GPLP and the Owner, together with a written reaffirmation from the Owner of its continuing obligations under the Loan Documents and replacement Notes executed by the Owner as the sole Borrower, and so long as no Default or Unmatured Default shall then exist, the Administrative Agent is authorized to execute such a release in exchange for a guaranty from GPLP in a form satisfactory to the Administrative Agent (and substantially similar to the form of limited payment guaranty previously executed by GPLP under the Existing Loan Agreement) which shall provide that GPLP guarantees payment of all of the obligations of Borrower hereunder, but such liability, as to the principal amounts due hereunder only, shall not exceed a maximum amount of fifty percent (50%) of the then-current Outstanding Tranche A Amount.
ARTICLE III
CHANGE IN CIRCUMSTANCES
3.1    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)    subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than the Reserve Requirement and any other reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or
(c)    imposes any other condition the direct result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by a material amount.
and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2    Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, which shall include a description of the nature of the Change and the method used by such Lender to determine the amount of such increase, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk‑Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi‑governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented. “Risk‑Based Capital Guidelines” means (i) the risk‑based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Execution Date.
3.3    Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and require any LIBOR Rate Advances of the affected Type to be repaid; or if a Lender in good faith determines that (i) deposits of a type or maturity appropriate to match fund LIBOR Rate Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Rate Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination. If the Borrower is required to so repay a LIBOR Rate Advance, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Floating Rate.

3.4    Funding Indemnification. If any payment of a ratable LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.
3.5    Taxes.
(a)    All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
(b)    In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
(c)    The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d)    Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the Agreement Execution Date, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(e)    For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.
(f)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(g)    If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.
3.6    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
4.1    Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless (a) the Borrower shall, prior to or concurrently with such initial Advance, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following:
(a)    The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders, this Agreement and all of the Security Documents;

(b)    (A) Certificates of good standing for GPLP and Owner from the State of Delaware, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Execution Date, and (B) foreign qualification certificates for GPLP and the Owner, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Execution Date, for each other jurisdiction where the failure of GPLP or Owner to so qualify or be licensed (if required) would have a Material Adverse Effect;
(c)    Copies of the formation documents (including code of regulations, if appropriate) of GPLP and the Owner, certified by an officer of GPLP or Owner, as appropriate, together with all amendments thereto;
(d)    Incumbency certificates, executed by officers of GPLP, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of such parities, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by GPLP;
(e)    Copies, certified by a Secretary or an Assistant Secretary of one of the Parent Entities, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower and each Parent Entity hereunder;
(f)    A written opinion of the Borrower’s counsel, addressed to the Lenders in substantially the form of Exhibit F hereto or such other form as the Administrative Agent may reasonably approve;
(g)    A certificate, signed by an Authorized Officer of GPLP and Owner, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing, there has been no Material Adverse Effect, and that all representations and warranties of the Borrower are true and correct in all material respects as of the initial Borrowing Date provided that such certificate is in fact true and correct;
(h)    The most recent financial statements of GPLP;
(i)    Written money transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
(j)    Evidence that the upfront fees due under the fee letter referenced in Section 2.4 have been paid, or will be paid out of the proceeds of the initial Advance hereunder;
(k)    There is no event of default under the GPLP Revolver;

(l)    A survey for the Project in a form satisfactory to counsel for the Administrative Agent;
(m)    An endorsement to the lender’s title policy (or policies) issued under the Existing Loan Agreement, reflecting the recording of the amendments to the Deed of Trust and the Assignment of Rents and Leases and showing no exceptions to title except such as may be approved by the Administrative Agent;
(n)    If any portion of any buildings included in the Project is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, (i) a policy of flood insurance which (A) covers any parcel of the Project and (B) is written in an amount satisfactory to the Administrative Agent or the maximum limit of coverage made available with respect to the particular type of property under the Act, whichever is less, and (ii) confirmation that the Owner has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System. To the extent the Project is not located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other agency, the certification of the survey of the Project to be delivered pursuant to clause (m) above shall include confirmation of such fact;
(o)    A copy of all recorded documents with respect to the Project referred to, or listed as exceptions to title in, the endorsement to the title policy referred to above and a copy, certified by such parties as the Administrative Agent may deem appropriate, of all other documents materially affecting the Project, including without limitation copies of any leases with Major Tenants thereof;
(p)    The results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Owner used in connection with the Project and the results of such search shall be satisfactory to the Administrative Agent;
(q)    Evidence in form and substance satisfactory to it that all of the requirements for insurance shall have been satisfied;
(r)    A current rent roll and current operating statements for the Project;
(s)    A current engineer’s report on the condition of the improvements upon the Project;
(t)    A current Phase I environmental assessment report and certification (or updated report and recertification) for the Project;
(u)    A written response from any lender under the Existing Loan Agreement which is not continuing as a Lender hereunder to a request made by the Administrative Agent, that such lender is withdrawing as a Lender on the Agreement Execution Date and confirming the amounts due to it upon such withdrawal,

(v)    An estoppel certificate from the Ground Lessor as to the continuance of the Ground Lease in full force and effect without default;
(w)    An interest rate cap agreement or interest rate swap agreement for a minimum of seventy-five percent (75%) of Tranche A in form and substance satisfactory to Administrative Agent;
(x)    The executed Co-Lender Agreement; and
(y)    such other documents as the Administrative Agent or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
GPLP and Owner each represents and warrants to the Lenders that:
5.1    Existence. GPLP and Owner are a limited partnership and a limited liability company, respectively, duly organized and validly existing under the laws of the State of Delaware, with its principal place of business in Columbus, Ohio and each is duly qualified as a foreign limited partnership or limited liability company, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.
5.2    Authorization and Validity. Each of GPLP and Owner has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by GPLP and Owner of the Loan Documents and the performance of their respective obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of each of them enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
5.3    No Conflict; Government Consent. Neither the execution and delivery by GPLP and Owner of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on GPLP or Owner, or GPLP’s or Owner’s articles of incorporation, operating agreements, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which GPLP or Owner is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of GPLP or Owner, pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.

5.4    Financial Statements; Material Adverse Effect. All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Execution Date, there was no change in the business, properties, or condition (financial or otherwise) of GPLP or Owner which could reasonably be expected to have a Material Adverse Effect.
5.5    Taxes. The Loan Parties have filed all United States federal tax returns and all other tax returns which are required to be filed or taken such actions as are necessary to extend the due dates for such filings and have paid all taxes due pursuant to said returns or extensions or pursuant to any assessment received by GPLP or Owner except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of GPLP and Owner in respect of any taxes or other governmental charges are adequate.
5.6    Litigation and Guarantee Obligations. Except as set forth in a written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the Loan Parties’ officers, threatened against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect. Neither GPLP nor Owner has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.
5.7    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither GPLP nor Owner nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the GPLP nor Owner nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
5.8    Accuracy of Information. No information, exhibit or report furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
5.9    Regulation U. Neither GPLP nor Owner will use the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.

5.10    Material Agreements. Neither GPLP nor Owner is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither GPLP nor Owner is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.
5.11    Compliance With Laws. Each of GPLP and Owner has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. The Loan Parties have not received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.
5.12    Investment Company Act. Neither GPLP nor Owner is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.13    Insurance. Owner carries insurance on the Project with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are outlined on Exhibit H attached hereto. The Administrative Agent has reviewed the insurance certificates provided pursuant to Section 4.1(r) and confirms that they are acceptable in their current form.
5.14    REIT Status. Glimcher Realty Trust is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to its qualification as a real estate investment trust.
5.15    Title to Property. The execution, delivery or performance of the Loan Documents required to be delivered by GPLP and Owner hereunder will not result in the creation of any Lien on the Project other than those interests intended to secure the Obligations. No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.
5.16    Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except as may be disclosed in that certain Report of Phase I Environmental Site Assessment of Scottsdale Quarter prepared by Professional Service Industries, Inc., dated March 13, 2012, (a copy of which has been provided to Administrative Agent) and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    To the best knowledge of GPLP and Owner, the Project does not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability GPLP or Owner under, Environmental Laws.
(b)    To the best knowledge of GPLP and Owner, the Project has been in compliance in all material respects with all applicable Environmental Laws.
(c)    Neither GPLP nor Owner has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Project, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
(d)    To the best knowledge of GPLP and Owner, Materials of Environmental Concern have not been transported or disposed of from the Project in violation of, or in a manner or to a location which could reasonably give rise to liability of GPLP or Owner under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under the Project in violation of, or in a manner that could give rise to liability of GPLP or Owner any applicable Environmental Laws.
(e)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of GPLP, threatened, under any Environmental Law to which GPLP or Owner is or, to GPLP’s or Owner’s knowledge, will be named as a party with respect to the Project, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Project.
(f)    To the best knowledge of GPLP and Owner, there has been no release or threat of release of Materials of Environmental Concern at or from the, or arising from or related to the operations of GPLP and Owner in connection with the Project in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
5.17    Project.
(a)    Each of the representations and warranties made by each Loan Party in its Security Documents with respect to the Project is true and correct in all material respects.
(b)    Except as disclosed on the survey provided to the Administrative Agent pursuant to Section 4.1(m) of this Agreement, the Project is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Owner has obtained and will maintain through the Facility Termination Date the insurance prescribed in Section 4.1(o) hereof.

(c)    Except as may be disclosed in that certain Report of Phase I Environmental Site Assessment of Scottsdale Quarter prepared by Professional Service Industries, Inc., dated March 13, 2012, or in that certain Property Condition Report prepared by Professional Service Industries, Inc., dated March 14, 2012, (copies of which reports have been provided to Administrative Agent), to the Borrower’s knowledge, the Project and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws, and other similar laws (“Applicable Laws”).
(d)    The Project is served by all utilities required for the current or contemplated use thereof. The Project has accepted or is equipped to accept such utility service.
(e)    All public roads and streets necessary for service of and access to the Project for the current or contemplated use thereof have been completed, and are open for use by the public.
(f)    The Project is served by public water and sewer systems or, if the Project is not serviced by a public water and sewer system, the alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise comply in all material respects with, all Applicable Laws with respect to such alternate systems.
(g)    Except as may be disclosed in the reports delivered to Administrative Agent pursuant to Section 4.1 hereof, Borrower is not aware of any latent or patent structural or other significant deficiency of the Project. The Project is free of damage and waste that would materially and adversely affect the value of the Project, is in good repair and there is no deferred maintenance other than ordinary wear and tear. The Project is free from damage caused by fire or other casualty. There is no pending or, to the actual knowledge of Borrower, threatened condemnation proceedings affecting the Project, or any material part thereof.
(h)    To Borrower’s knowledge, except as may be disclosed in the reports delivered to Administrative Agent pursuant to Section 4.1 hereof, all liquid and solid waste disposal, septic and sewer systems located on the Project are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.
(i)    All improvements on the Project lie within the boundaries and building restrictions of the legal description of record of Project, no improvements encroach upon easements benefiting the Project other than encroachments that do not materially adversely affect the use or occupancy of the Project and no improvements on adjoining properties encroach upon the Project or easements benefiting the Project other than encroachments that do not materially adversely affect the use or occupancy of the Project. The Project is served by roads which are located either on permanent easements that benefit all or part of the Project or on public property and the Project has access to, by virtue of such easements or otherwise, and is contiguous to a physically open, dedicated all weather public street, and has the necessary permits for ingress and egress.

(j)    There are no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Project except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.
Borrower agrees that all of its representations and warranties set forth in Article V of this Agreement and elsewhere in this Agreement are true on the Agreement Execution Date in all material respects, and will be true in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders) upon each request for the continuation or conversion of an Advance. Each request for such a continuation or conversion hereunder shall constitute a reaffirmation of such representations and warranties as deemed modified in accordance with the disclosures made and approved, as aforesaid, as of the date of such continuation and conversion.
5.18    Office of Foreign Asset Control. GPLP and Owner are not (and will not be) a person with whom any Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to any Lender with any additional information that any Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.
ARTICLE VI
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1    Financial Reporting. GPLP will maintain, for the Consolidated Group, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:
(a)    As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, other than the fourth quarter, for the Consolidated Group, an unaudited consolidated and consolidating balance sheet as of the close of each such period and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by GPLP’s chief financial officer or chief accounting officer;

(b)    As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, the following reports in form and substance reasonably satisfactory to the Administrative Agent, all certified by GPLP’s chief financial officer or chief accounting officer, an operating statement for Owner and the Project, a rent roll for the Project, and such other information on the Project as may be reasonably requested by the Administrative Agent;
(c)    As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Consolidated Group, audited financial statements, including a consolidated and consolidating balance sheet as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;
(d)    Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto signed by GPLP’s chief financial officer, chief accounting officer or chief operating officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;
(e)    As soon as possible and in any event within 10 days after a responsible officer of GPLP knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of GPLP, describing said Reportable Event and the action which GPLP proposes to take with respect thereto;
(f)    As soon as possible and in any event within 10 days after receipt by a responsible officer of GPLP, a copy of (a) any notice or claim to the effect that GPLP or any of its Subsidiaries is or may be liable to any Person as a result of the release by GPLP, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by GPLP or any of its Subsidiaries, which, in the case of either (a) or (b) could have a Material Adverse Effect;
(g)    Promptly upon the furnishing thereof to the shareholders of either of the Parent Entities, copies of all financial statements, reports and proxy statements so furnished;
(h)    Not later than thirty (30) days after the end of each calendar quarter (i) unaudited operating statements for the Project, certified as true, complete and correct by GPLP’s chief financial officer, chief accounting officer or chief operating officer on behalf of Borrower for the preceding quarter and (ii) a cumulative statement showing the Project Net Operating Income calculated as of the end of such quarter reflecting all Leases executed during such quarter and the Project Operating Expenses as of the end of such quarter, together with a calculation of the Project DSCR as of the end of such quarter;

(i)    As soon as available but in any event not later than thirty (30) days following the end of each calendar month , Borrower shall deliver to Administrative Agent a current rent roll and a summary of all leasing activity then taking place with respect to the Project, particularly describing the status of all pending lease negotiations, if any; and
(j)    Such other information (including, without limitation, financial statements for GPLP and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
6.2    Use of Proceeds. The Borrower will use the proceeds of the Advances solely to refinance the advances outstanding under the Existing Loan Agreement on the Agreement Execution Date. The Borrower will not, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender or (ii) to fund any purchase of, or offer for, a controlling portion of the Capital Stock of any Person, unless the board of directors or other manager of such Person has consented to such offer.
6.3    Notice of Default. Borrower will give prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
6.4    Conduct of Business. GPLP will do all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a limited partnership in its jurisdiction of formation (except with respect to mergers permitted pursuant to the GPLP Revolver) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct its businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, GPLP may not undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office or industrial properties, and ancillary businesses specifically related to such types of properties.
6.5    Taxes. Borrower will pay when due all taxes, assessments and governmental charges and levies upon it of its income, profits or properties, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
6.6    Insurance. Borrower shall maintain liability, casualty and other insurance with responsible insurance companies in such amounts, with such deductibles and retentions and against such risks as is required under the insurance specifications attached hereto as Exhibit H and in conformance with such other coverages and endorsements as may have been previously approved by the Administrative Agent.
6.7    Compliance with Laws. GPLP and Owner will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.

6.8    Maintenance of Project. GPLP and Owner will do all things necessary to maintain, preserve, protect and keep the Project in good repair, working order and condition, ordinary wear and tear excepted.
6.9    Inspection. GPLP and Owner will permit the Lenders upon reasonable notice and during normal business hours and subject to rights of tenants, by their respective representatives and agents, to inspect the Project, corporate books and financial records of GPLP and Owner to examine and make copies of the books of accounts and other financial records of GPLP and Owner, and to discuss the affairs, finances and accounts of GPLP and Owner with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.
6.10    Ground Lease. Neither Owner nor GPLP shall amend, modify or change the Ground Lease without the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed.
6.11    Management and Leasing Contracts. Owner shall not enter into, materially modify or amend, terminate or cancel any material leasing or management contracts for the Project or other agreements with agents or brokers related to the Project, without the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed.
6.12    No Change in Control or Ownership of Project. Borrower shall not permit any Person other than Glimcher Kierland Crossing, LLC, GPLP or any wholly-owned Subsidiary of GPLP to be the managing member of the Owner or permit any Person other than GPLP to hold a membership interest in the managing member of the Owner. Owner shall not directly or indirectly make or permit to be made, by voluntary or involuntary means, any sale, assignment, transfer, disposition, mortgage, pledge, hypothecation or encumbrance of its direct or indirect interest in the Project or the Owner. Notwithstanding anything contained herein to the contrary, additional membership interests in Owner may be issued to Persons who are not currently Members in Owner and reasonable amendments to the Owner’s operating agreement related thereto may be made upon prior notice to the Administrative Agent (but without the prior written consent of the Administrative Agent) provided that following any such transfer(s) (each, a “Permitted Transfer”), GPLP or a wholly-owned Subsidiary of GPLP owns no less than fifty-one percent (51%) of the membership interests in the Owner and no violation of the first sentence of this Section 6.12 shall have occurred. In addition, if in connection with a proposed Permitted Transfer the transferee shall require the Owner to transfer title to the Project subject to the Security Documents to a newly created entity, so long as GPLP or a wholly-owned Subsidiary of GPLP owns no less than fifty-one percent (51%) of the membership interests in such entity and the managing member of such entity, and the membership interests therein, comply with the requirements of the first sentence of this Section 6.12, such a transfer of title shall be permitted provided that such entity assumes all of the Obligations, GPLP reaffirms its continuing obligations under the Loan Documents and the Owner provides such other title endorsements or other documentation as the Administrative Agent may reasonably require to confirm the continued validity, effect and priority of the Loan Documents in all respects.

6.13    Affiliate Agreements. Owner shall not amend, modify or change in any material respect any of the Owner’s agreements with its Affiliates, without the prior written consent of Administrative Agent, which shall not be unreasonably withheld or delayed. To the extent permitted by Laws, Owner shall cause each of such agreements to be subordinated to the lien of the Deed of Trust and the Loan Documents. At the request of Administrative Agent, Owner and each other party to such agreements shall execute and deliver such documents and instruments, in recordable form, as Administrative Agent may reasonably request to evidence such party’s agreement to such subordination. The Lenders acknowledge and agree that, notwithstanding the requirements of this Section 6.13, Owner shall not be obligated to have the Ground Lease subordinated to the lien of the Deed of Trust or the Loan Documents, notwithstanding that the other parties to such agreements may be Affiliates of the Owner.
6.14    Consolidated Net Worth. The Consolidated Group shall maintain a Consolidated Net Worth of not less than $1,222,208,000 plus seventy-five percent (75%) of the equity contributions or sales of treasury stock received by GPLP or any Parent Entity after the Agreement Execution Date.
6.15    Indebtedness and Cash Flow Covenants. GPLP shall not permit:
(a)    Adjusted Annual EBITDA to be less than (i) 1.35 times Fixed Charges at any time prior to March 31, 2012; (ii) 1.40 times Fixed Charges from March 31, 2012 through March 30, 2013; or (iii) 1.45 times Fixed Charges at any time from and after March 31, 2013; or
(b)    Consolidated Outstanding Indebtedness to be more than sixty percent (60%) of Total Asset Value at any time.
6.16    Liens. The Owner will not create or incur, nor will it permit or suffer to exist, any Lien in, of or on the Property of the Owner, except:
(a)    Liens for taxes, assessments or governmental charges or levies on the Project if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
(b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books and there is no risk of loss, forfeiture, or sale of any interest in the Property during the pending of such proceeding;
(c)     Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; and

(d)     Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries.
Liens permitted pursuant to this Section 6.16 shall be deemed to be “Permitted Liens”.
6.17    Leases. Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, Owner and Owner’s agents shall not (i) enter into any Lease of 10,000 or more square feet of net rentable area, with respect to office space, or of gross leasable area with respect to retail space or enter into any Lease that grants the Tenant thereunder the right to terminate such Lease prior to the stated expiration of the term thereof except as a result of casualty or condemnation, or (ii) enter into any Lease of less than 10,000 square feet that either does not substantially comply with the Lease form for the Project approved by the Administrative Agent, or (iii) materially modify or amend or terminate any Lease of 10,000 or more square feet or any letter of credit provided by the Tenant under such Lease as security; or (iv) accept any rental payment more than one month in advance of its due date. Any consent of Administrative Agent required under this Section 6.17 shall be given or withheld by Administrative Agent within ten (10) Business Days after Administrative Agent’s receipt of a copy of such Lease and all supporting documentation as Administrative Agent may reasonably require. If such consent is not expressly given or withheld by written notice to Owner within such period, the consent of the Administrative Agent shall be deemed to have been given. Owner shall provide Administrative Agent with a copy of each fully executed Lease promptly following its execution. At the request of Owner, the Administrative Agent shall enter into subordination, non-disturbance and attornment agreements, with Tenants leasing over 10,000 square feet. In addition Owner shall not suffer or permit any breach or default to occur in any of Owner’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Owner to meet any requirement of any Lease including those with respect to any time limitation within which any of Owner’s work is to be done or the space is to be available for occupancy by the lessee. Owner shall notify Administrative Agent promptly in writing in the event a Tenant commits a material default under a Lease.
6.18    No Additional Indebtedness. Owner shall not incur or undertake any Indebtedness or other secured or unsecured financing relating to the Project, other than (i) the Obligations under the Loan Documents, (ii) financing of the purchase of equipment used in the operation of the Project and (iii) trade payables (excluding payables incurred with respect to the Construction) (“Trade Payables”) and other Indebtedness necessary for the operation of the Project and incurred in the ordinary course of business, provided that the aggregate amount of Trade Payables and other Indebtedness outstanding at any time shall not exceed $11,000,000.
6.19    Casualties and Condemnation.
(a)    Lenders’ Election to Apply Proceeds on Indebtedness.

(i)    Subject to the provisions of the Ground Lease and of Section 6.19(b) below and except as otherwise provided in the Deed of Trust, the Administrative Agent may elect to collect, retain and apply upon the Advances and other Obligations all proceeds of insurance or condemnation derived from the Project (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including reasonable attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the Obligations under the Loan Documents shall be paid by the Administrative Agent to Owner.
(ii)    Notwithstanding the right of Administrative Agent to apply Proceeds to the Advances and the other Obligations of Owner, in the event of any casualty to the Improvements or any condemnation of part of the Project, Owner shall have the option of applying the Proceeds to restoration of the Improvements if (i) no Default otherwise exists, (ii) all Proceeds are deposited with Administrative Agent, (iii) in Administrative Agent’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements (together with any sums or other security acceptable to Administrative Agent deposited with Administrative Agent by Owner for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) no Major Leases in effect at the time of such casualty or condemnation are or will be terminated as a result of such casualty or condemnation, and (v) in Administrative Agent’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with Applicable Laws.
(b)    Owner’s Obligation to Rebuild and Use of Proceeds Therefor. In case the Administrative Agent does not elect to apply or does not have the right to apply the Proceeds to the Obligations, as provided in Section 6.19(a) above, Owner shall:
(i)    Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and, except as otherwise provided above or in the Deed of Trust, cause the Proceeds to be deposited with Administrative Agent;
(ii)    In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Administrative Agent or with Ground Lessor’s Fee Mortgagee, if and to the extent required under the terms of the Ground Lease and the Ground Lessor’s deed of trust the full amount required to complete construction as aforesaid; and
(iii)    Promptly proceed with the assumption of construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.
Any request by Owner for a disbursement by Lenders of Proceeds and funds deposited by Owner shall be treated by Lenders as if such request were for an advance of the Loan under the Existing Loan Agreement, and the disbursement thereof shall be conditioned upon Owner’s compliance with and satisfaction of the same conditions precedent as would be applicable under the Existing Loan Agreement for an advance of the Loan.

ARTICLE VII
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1    Nonpayment of any principal payment due hereunder or under any Note when due.
7.2    Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.
7.3    The breach of any of the terms or provisions of Sections 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17 and 6.18.
7.4    Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
7.5    The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.
7.6    Failure of GPLP to pay when due any Indebtedness which is outstanding under the GPLP Revolver.
7.7    GPLP or Owner shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.
7.8    A receiver, trustee, examiner, liquidator or similar official shall be appointed for GPLP or Owner or for any Substantial Portion of the Property of GPLP or Owner or a proceeding described in Section 7.7(iv) shall be instituted against GPLP or Owner and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9    GPLP or Owner shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against GPLP or Owner would exceed $25,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.
7.10    GPLP, Owner or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by GPLP, Owner or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.
7.11    GPLP, Owner or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of GPLP and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.
7.12    Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems at Properties having aggregate book values in excess of $5,000,000 which are owned by GPLP or Owner.
7.13    The occurrence of any “Default” as defined in any Loan Document or in the GPLP Revolver or the breach of any of the terms or provisions of any Loan Document or the GPLP Revolver, which default or breach continues beyond any period of grace therein provided.
7.14    The attempted revocation, challenge, disavowment, or termination by GPLP or Owner of any of the Loan Documents.
7.15    Any Change in Control with respect to Owner or to GPLP shall occur.
7.16    Either GPLP, Owner or any Parent Entity, without obtaining consent of the Required Lenders, shall enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or substantially all of their Properties, unless (a) in the case of a merger or consolidation GPLP or such Parent Entity is the surviving entity in such merger or consolidation and (b) after giving effect to the merger, GPLP and Owner each remains in compliance with the terms of this Agreement, provided that any such action shall not constitute a Default unless GPLP shall fail to reverse such action within sixty (60) days after written notice from the Administrative Agent that such action constitutes a Default hereunder.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1    Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to GPLP or Owner, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect all amounts owed by the Borrower under the Loan Documents by exercising all rights and remedies provided for under this Agreement and the Security Documents or otherwise available at law or in equity, including without limitation, by filing and diligently pursuing judicial action.
If, within 10 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to GPLP or Owner) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
8.2    Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder not expressly delegated to the Administrative Agent, and no consent to any departure by Borrower or any other Loan Party therefrom, may in any event be effective unless in writing signed by (i) in all circumstances other than those described in clause (ii) of this sentence, the Required Lenders or such other group of Lenders as are then required to approve of such action under the Co-Lender Agreement (and Borrower shall be permitted to rely upon the Administrative Agent’s representation that the applicable Lenders required under the Co-Lender Agreement have approved any of the actions taken by the Administrative Agent under this Section 8.2) or (ii), in the case of the following actions, all of the Lenders or such other group of Lenders as are then required to approve of such action under the Co-Lender Agreement:
(a)    To amend, modify, forgive, reduce or waive the principal of, or the amount of principal under, principal prepayments on, interest or the rate of interest payable on, any Note, or the amount of the Commitments or the Percentage of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive a Default consisting of the failure of Borrower to pay when due principal, interest or any fee (it being understood and agreed that only the approval of the Required Lenders shall be required for any modification that increases the rate of interest or the amount of fees payable by Borrower hereunder);

(b)    To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Commitments;
(c)    To amend the provisions of the definition of “Default”, “Required Lenders”, or “Facility Termination Date” or the provisions of Section 2.5 or of Section 6.18;
(d)    To amend or waive this Section 8.2;
(e)    To amend any provision of this Agreement that expressly requires the consent or approval of all of the Lenders to require a lesser number of Lenders to approve such action;
(f)    To release Borrower or any guarantor or any Collateral or to subordinate the Lenders’ security interest in the Collateral, except as specifically provided herein or in the Security Documents; or
(g)    To amend the Co-Lender Agreement or otherwise change the manner of distribution of any payments to the Lenders or the Administrative Agent, or the allocation of any such payments among the Lenders;
and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or any other Loan Party is a party, signed by each such party, and, in the case of any amendment, modification or supplement to Section 2.4 or Article 10, signed by the Administrative Agent. In addition, the Administrative Agent agrees that it shall not, without first obtaining the prior approval of the Required Lenders, approve any amendment, modification or change to the Ground Lease which materially diminishes the rights of the Owner or leasehold mortgagees thereunder or materially increases the obligations of the Owner thereunder. Owner shall be entitled to rely on any such approval given by the Administrative Agent without any obligation to confirm that the Administrative Agent has obtained any such approval from the Required Lenders.
No amendment, modification, supplement, extension, termination or waiver or consent may be effective to require a Lender to fund more than its Commitment of a Request for an Advance, without the approval of any Lender affected thereby. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 8.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

8.3    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
8.4    Insolvency of Borrower. In the event of the insolvency of GPLP or Owner, the Lenders shall have no obligation to make further disbursements of the Facility, and the outstanding principal balance of the Facility, including accrued and unpaid interest thereon, shall be immediately due and payable.
ARTICLE IX
GENERAL PROVISIONS
9.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.
9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3    Release of Prior Claims. Owner and GPLP each do hereby release, remise, acquit and forever discharge the Administrative Agent and the other Lenders and their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way arising out of or in any way connected to the Existing Loan Agreement and the other Loan Documents as they were in effect prior to the Agreement Execution Date (all of the foregoing hereinafter called the “Released Matters”). Owner and GPLP each acknowledges that the agreements herein are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Owner and GPLP each represents and warrants to the Administrative Agent and the other Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest of Owner or GPLP in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

9.4    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.5    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
9.6    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
9.7    Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any costs, and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and reasonable expenses for attorneys of the indemnified parties, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any of the foregoing indemnified parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
9.8    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
9.10    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.11    Nonliability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
9.12    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
9.13    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CLEVELAND, OHIO.
9.14    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE X
THE ADMINISTRATIVE AGENT
10.1    Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Ohio Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
10.3    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.

10.4    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Guarantor. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).
10.5    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
10.7    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9    Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
10.10    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.11    Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent. If the Administrative Agent has been grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed at any time by written notice received by the Administrative Agent from all other Lenders, such removal to be effective on the date specified by the other Lenders. Upon any such resignation or removal, the Required Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
10.12    Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall notify each of the Lenders of such fact.
10.13    Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. If the Lender does not so respond, that Lender shall be deemed to have approved the request.
10.14    Defaulting Lenders. In the event that any Lender becomes a Defaulting Lender, then, in addition to any rights and remedies that may be available to Borrower or the other Lenders and the Administrative Agent (such other Lenders and the Administrative Agent being called “Non‑Defaulting Lenders”) at Law or in equity:

(a)    The Defaulting Lender’s rights to participate in the administration of the Loan and the Loan Documents, including any right to vote upon, approve, disapprove, consent to or direct any action of the Administrative Agent (other than amendments to the Loan Documents directly affecting the Defaulting Lender’s Commitment), shall be suspended and such rights shall not be reinstated unless and until such Lender ceases to be a Defaulting Lender (and all decisions, except the decision to remove the Administrative Agent, which are to be based on a vote of the Required Lenders or all Lenders shall be resolved based upon a decision or determination made by the required percentage of the Non-Defaulting Lenders); provided, however, that if the Administrative Agent is a Defaulting Lender, the Administrative Agent shall continue to have all rights provided for in this Loan Agreement, as the Administrative Agent only, without any rights to vote in its capacity as a Lender, with respect to the administration of the Loan unless it is removed and replaced as the Administrative Agent as provided herein.
(b)    Any or all of the Non-Defaulting Lenders shall be entitled (but shall not be obligated) to: (i) fund the aggregate amount that the Defaulting Lender has failed to fund or pay to the Administrative Agent (such amount being called the “Defaulted Amount”); and (ii) collect interest at the Default Rate on the Defaulted Amount (after crediting all interest actually paid by Borrower on the Defaulted Amount from time to time), either directly from the Defaulting Lender or from amounts otherwise payable to the Defaulting Lender, for the period from the date on which the Defaulted Amount was funded by the Non-Defaulting Lenders until the date on which payment is made. If the Administrative Agent has funded the Defaulted Amount, the Administrative Agent shall be entitled to collect interest at the Default Rate from the Defaulting Lender on the Defaulted Amount as set forth above, as if the Administrative Agent were a Non-Defaulting Lender that had elected to fund the Defaulted Amount.
(c)    In the event the Defaulted Amount is funded by any Non-Defaulting Lenders or the Administrative Agent pursuant to Section 10.14(b) above, the Defaulting Lender’s interest in the Loans, the Loan Documents and proceeds thereof shall be subordinated to any Defaulted Amount funded by any Non-Defaulting Lenders or the Administrative Agent pursuant to Section 10.14(b) above, plus all interest which may be due in accordance with Section 10.14(b) above (to be applied pari passu among the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) funding the Defaulted Amount), without necessity for executing any further documents; provided that such Defaulting Lender’s interest in the Loan, the Loan Documents and the proceeds thereof shall no longer be so subordinated if the Defaulted Amount funded by the Non-Defaulting Lenders or the Administrative Agent (and all interest which has accrued pursuant to Section 10.14(b) above) shall be repaid in full.

(d)    If, following the payment in full of all amounts due pursuant to Section 10.14(c) above to the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) which have funded all or any portion of any Defaulted Amount, there remains any unfunded Defaulted Amount which has not been funded by the Non-Defaulting Lenders, the Administrative Agent or the Defaulting Lender (“Unfunded Defaulted Amount”), then a portion of the Defaulting Lender’s interest in the Loan, the Loan Documents and the proceeds thereof equal to the amount of the Unfunded Defaulted Amount (together with interest thereon at the rate applicable to the Defaulted Amount from time to time pursuant to the Loan Documents) shall be subordinated to the interests of the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) unless and until such Unfunded Defaulted Amount is funded either by one or more Non -Defaulting Lenders, the Administrative Agent or the Defaulting Lender.
(e)    Each Non-Defaulting Lender will have the right, but not the obligation, in its sole discretion, to acquire at par all or a proportionate share (based on the ratio of its Commitment to the aggregate amount of the Commitments of all of the Non-Defaulting Lenders that elect to acquire a share of the Defaulting Lender’s Commitment) of the Defaulting Lender’s Commitment, including without limitation its proportionate share in the outstanding principal balance of the Loan, and all rights and interests of the Defaulting Lender under this Agreement and the other Loan Documents.
Nothing herein contained shall be deemed or construed to waive, diminish, limit, prevent or estop the Administrative Agent, Borrower or any Lender from exercising or enforcing any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement by a Lender (including the right to bring suit against the Defaulting Lender to recover the Defaulted Amount and interest thereon at the rate provided in this Section 10.14).
ARTICLE XI
PATRIOT ACT
Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent and Borrower may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent and Borrower may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2    Participations.
(a)    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.3    Assignments.
(a)    Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any of such Lender’s Affiliates or to one or more banks, financial institutions or pension funds, or with the prior approval of the Borrower, which shall not be unreasonably withheld or delayed, any other entity (“Purchasers”) all or any portion of its rights and obligations under the Loan Documents provided that any assignment of only a portion of such rights and obligations (i) shall be in an amount not less than $5,000,000 and (ii) shall transfer the same percentage of such Lender’s rights and obligations under both Tranche A and Tranche B, so that all Lenders at all times maintain the same Percentage of both Tranche A and Tranche B. In addition, KeyBank National Association agrees that it will not assign any portion of its Commitment or Commitments of its affiliates, if such assignment will result in the amount of the Commitment to be held by KeyBank National Association and its affiliates to be less than the next highest Commitment amount held by any other Lender provided that no Default has occurred and is continuing. Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing. Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, no Lender shall transfer all or any portion of its rights and obligations under the Loan Documents (including any participation interest therein) to (i) Borrower or an Affiliate of Borrower or (ii) any real estate investment trust or other real estate investor or real estate operating company that is a competitor of GPLP.

(b)    Effect; Effective Date. Upon (i) delivery to the Administrative Agent and Borrower of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit D hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(a), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Note are issued to such transferor Lender and new Note or, as appropriate, replacement Note, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.
12.4    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject to Section 9.11 and Section 12.6 of this Agreement.
12.5    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

12.6    Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and advisors, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents, (f) subject to receipt of a written agreement from such Person containing provisions substantially the same as those of this Section, to any Transferee or prospective Transferee of any of its rights or obligations under this Agreement, (g) with the written consent of Borrower, (h) to any member of the Consolidated Group, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of Information received from Borrower after the date hereof, such Information either consists of financial statements or operating statements, rent rolls or tenant summaries or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
ARTICLE XIII
NOTICES
13.1    Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile (if confirmed in writing as provided below), or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received and any notice, if transmitted by email or facsimile, shall be deemed given when transmitted provided a copy of such notice is also sent by overnight delivery service which is scheduled for delivery no later than the first Business Day after the date of such email or facsimile.
13.2    Change of Address. Owner, GPLP, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by email or telephone, that it has taken such action.

(Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.
KIERLAND CROSSING, LLC, a Delaware limited liability company

By:	Glimcher Kierland Crossing, LLC, a Delaware limited liability company, its managing member

By:	Glimcher Properties Limited Partnership, a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By:	/s/ Mark E. Yale

Name:	Mark E. Yale

Title:	Executive Vice President, Chief Financial Officer and Treasurer

180 East Broad Street
Columbus, Ohio 43215

Attention:	Rich Burkhart, Director of Treasury

Telephone:	614-887-5889

Facsimile:	614-621-2326

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By:	/s/ Mark E. Yale

Name:	Mark E. Yale

Title:	Executive Vice President, Chief Financial Officer and Treasurer

180 East Broad Street
Columbus, Ohio 43215

Attention:	Rich Burkhart, Director of Treasury

Telephone:	614-887-5889

Facsimile:	614-621-2326

TRANCHE A COMMITMENT:    KEYBANK NATIONAL ASSOCIATION, a
$26,750,000    national banking association, Individually and as
Administrative Agent
TRANCHE B COMMITMENT:
$5,750,000

By:	/s/ Eric Hafertepen

Print Name:	Eric Hafertepen

Title:	Vice President
KeyBank National Association
1200 Abernathy Road NE
Suite 1500
Atlanta, Georgia 30368

Attention:	Kevin Murray

Telephone:	770-510-2168

Facsimile:	770-510-2195

TRANCHE A COMMITMENT:         PNC BANK, NATIONAL ASSOCIATION,
$26,750,000                    Individually and as Documentation Agent

TRANCHE B COMMITMENT:

$5,750,000

By:	/s/ Steven A. Smith

Name:	Steven A. Smith

Title:	Senior Vice President
PNC Bank, National Association
155 East Broad Street
Columbus, Ohio
Attention:     Steven A. Smith
Senior Vice President
Real Estate Banking
Phone:     614.463.7738
Facsimile:    614.463.8058

TRANCHE A COMMITMENT:    THE HUNTINGTON NATIONAL BANK
$26,750,000

TRANCHE B COMMITMENT:
$5,750,000    By:    /s/ Bryan P. McFarland
Name:    Bryan P. McFarland
Title:    Senior Vice President
The Huntington National Bank
41 S. High Street, HC0840
Columbus, Ohio 43215
Attention:     Michael Kauffman,
Senior Vice President
Phone:    216-515-6983
Facsimile:     877-297-9067

TRANCHE A COMMITMENT:         U.S. BANK NATIONAL ASSOCIATION
$26,750,000

TRANCHE B COMMITMENT:

$5,750,000	By: /s/ Anthony Mathena
Name:    Anthony Mathena
Title:    Vice President
U.S. Bank National Association
10 West Broad St., 12th Floor
Columbus, Ohio 43215
Attention:     Anthony Mathena, Vice President
Phone:     614-232-8013
Facsimile:     614-232-8033

EXHIBIT A
Legal Description Of Land
A portion of the northwest quarter of Section 11 and the southwest quarter of Section 2, Township 3 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona being described as follows:
COMMENCING at a brass cap in hand hole found at the northwest corner of said Section 11, also being the point of intersection of the monumented centerlines of Greenway-Hayden Loop and Scottsdale Road, from which a brass cap in hand hole found at the intersection of the monumented centerlines of Scottsdale Road and Butherus Road bears South 01◦08’00” West, of 1100.20 feet;
Thence South 89◦40’34” East, along the monumented centerline of Greenway-Hayden Road, a distance of 65.07 feet to brass cap in hand hole and a point on a non-tangent curve, the radius point of which bears North 00◦19’08” East, 2,000.00 feet;
Thence easterly, along the arc of said curve to the left and said monumented centerline of Greenway-Hayden Loop, through a central angle of 16◦55’21”, an arc distance of 590.71 feet;
Thence South 16◦36’13” East, 65.00 feet to a point on a line lying 65.00 feet south of and parallel to said monumented centerline of Greenway-Hayden Loop and the TRUE POINT OF BEGINNING;
Thence continuing South 16◦36’13” East 40.25 feet to a point of curvature having a radius of 150.00 feet;
Thence southerly along said curve to the right through a central angle of 17◦44’55” an arc distance of 46.47 feet;

Thence South 01◦08’42” West, 1000.15 feet to a point on a line lying 50.00 feet north of and parallel to the monumented centerline of Butherus Road;
Thence North 88◦51’18” West, along said line lying 50.00 feet north of and parallel to the monumented centerline of Butherus Road, 594.92 feet to a point of curvature having a radius of 25.00 feet;
Thence northwesterly, along the arc of said curve to the right, through a central angle of 89◦59’18”, an arc distance of 39.26 feet to a point on a line lying 65.00 feet east of and parallel to the monumented centerline of Scottsdale Road;
Thence North 01◦08’00” East, along said line lying 65.00 feet east of and parallel to the monumented centerline of Scottsdale Road 941.49 feet to a point of curvature having a radius of 20.00 feet;
Thence northeasterly along the arc of said curve to the right, through a central angle of 88◦40’15”, an arc distance of 30.95 feet to a point on a line lying 65.00 feet south of and parallel to the monumented centerline of Greenway-Hayden Loop and a point of reverse curvature having a radius of 2,065,00 feet;
Thence easterly, along the arc of said curve to the left and said line lying 65.00 feet south of and parallel to the monumented centerline of Greenway-Hayden Loop through a central angle of 16◦24’28” an arc distance of 591.35 feet to the TRUE POINT OF BEGINNING.

EXHIBIT B-1

FORM OF NOTE (TRANCHE A)

May __, 2012

Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“GPLP”) and Kierland Crossing, LLC, a limited liability company organized under the laws of the State of Delaware (“Owner”, and collectively with GPLP, the “Borrower”), hereby jointly and severally promise to pay to the order of ____________________ (the “Lender”) the aggregate unpaid principal amount of ________________ Million and no 00/100 Dollars ($___,000,000.00) made by the Lender to the Borrower as Loans under Tranche A pursuant to Article II of the Amended and Restated Loan Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of KeyBank National Association in Cleveland, Ohio, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date, as it may be extended under the terms of the Agreement, or such earlier date as may be required under the Agreement.
The Lender shall be, and is hereby, authorized to record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Loan Agreement, dated as of May __, 2012 among the Borrower, KeyBank National Association individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
This Note shall be governed and construed under the internal laws of the State of Ohio.
BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.
KIERLAND CROSSING, LLC, a Delaware limited liability company

By:	Glimcher Kierland Crossing, LLC, a Delaware limited liability company, its managing member

By:    Glimcher Properties Limited Partnership,
a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By:
Name:    Mark E. Yale

Title:	Executive Vice President, Chief Financial Officer and Treasurer

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By:

Name:	Mark E. Yale

Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT B-2

FORM OF NOTE (TRANCHE B)

May __, 2012

Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“GPLP”) and Kierland Crossing, LLC, a limited liability company organized under the laws of the State of Delaware (“Owner”, and collectively with GPLP, the “Borrower”), hereby jointly and severally promise to pay to the order of ____________________ (the “Lender”) the aggregate unpaid principal amount of __________ Million and no 00/100 Dollars ($__,000,000.00) made by the Lender to the Borrower as Loans under Tranche B pursuant to Article II of the Amended and Restated Loan Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of KeyBank National Association in Cleveland, Ohio, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the initial Facility Termination Date, without regard to any extension thereof under the terms of the Agreement, or such earlier date as may be required under the Agreement.

The Lender shall be, and is, hereby authorized to record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Loan Agreement, dated as of May __, 2012 among the Borrower, KeyBank National Association individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of Ohio.

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

KIERLAND CROSSING, LLC, a Delaware limited liability company

By:	Glimcher Kierland Crossing, LLC, a Delaware limited liability company, its managing member

By:	Glimcher Properties Limited Partnership, Delaware limited partnership, sole member

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By:
Name:    Mark E. Yale

Title:	Executive Vice President, Chief Financial Officer and Treasurer

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By:

Name:	Mark E. Yale

Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT C

COMPLIANCE CERTIFICATE

KeyBank National Association, as Administrative Agent
127 Public Square
Cleveland, Ohio 44114

Re:
Amended and Restated Loan Agreement dated as of _______, 2012 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) between GLIMCHER PROPERTIES LIMITED PARTNERSHIP and KIERLAND CROSSING, LLC (collectively, the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (“Lenders”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.
Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lenders pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.
The Borrower hereby further certifies to the Lenders that:
1.    Compliance with Financial Covenants. Schedule A attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
2.    Review of Condition. The Borrower has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of the Borrower set forth in the Agreement and the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.
3.    Representations and Warranties. To the Borrower’s actual knowledge, the representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule B hereto.

4.    Covenants. To the Borrower’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule B hereto.
5.    No Default. To the Borrower’s actual knowledge, no Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.
IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ___ day of ___________, 20__.
KIERLAND CROSSING, LLC, a Delaware limited liability company

By:	Glimcher Kierland Crossing, LLC, a Delaware limited liability company, its managing member

By:	Glimcher Properties Limited Partnership,
a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By:

Name:	Mark E. Yale

Title:	Executive Vice President, Chief Financial Officer and Treasurer

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By:
Name:
Title:

EXHIBIT D
ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between KEYBANK NATIONAL ASSOCIATION (the “Assignor”) and _________________________ (the “Assignee”) is dated as of _____________, 20__. The parties hereto agree as follows:
1.    PRELIMINARY STATEMENT. The Assignor is a party to a Term Loan Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Loan Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Loan Agreement.
2.    ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Loan Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Loan Agreement and the other Loan Documents. The Commitment purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.
3.    EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Agent. Such Notice of Assignment must include the consent of the Agent required by Section 12.3(a) of the Loan Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.    PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Loans assigned to the Assignee hereunder which is outstanding on the Effective Date. The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Agent and (ii) any amounts of interest on Loans and fees received from the Agent to the extent either (i) or (ii) relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date and have not been previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.
5.    REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants: (a) that it is the legal and beneficial owner of the interest being assigned by it hereunder, (b) that such interest is free and clear of any adverse claim created by the Assignor, (c) that it has all necessary right and authority to enter into this Assignment, (d) that the Loan Agreement has not been modified or amended, (e) that the Assignor is not in default under the Loan Agreement, and (f) that, to the best of Assignor’s knowledge, the Borrower is not in default under the Loan Agreement. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

6.    REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, and (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA.
7.    INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed by Assignee under this Assignment Agreement on and after the Effective Date. The Assignor agrees to indemnify and hold the Assignee harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignee in connection with or arising in any manner from the Assignor’s non-performance of the obligations assigned to Assignee under this Assignment Agreement prior to the Effective Date.
8.    SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3(a) of the Loan Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4 and 7 hereof.
9.    REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.
10.    ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.    GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Ohio.
12.    NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Loan Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.
ASSIGNOR:

KEYBANK NATIONAL ASSOCIATION

By:

Name:

Title:

ASSIGNEE:

[_____________________________________]

By:

Name:

Title:

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

[to be provided by KeyBank]

SCHEDULE 1
to Assignment Agreement

1.
Description and Date of Agreement: Amended and Restated Loan Agreement dated as of May __, 2012 among Glimcher Properties Limited Partnership and Kierland Crossing, LLC, as “Borrower” and KeyBank National Association as “Administrative Agent” and the Several Lenders From Time to Time Parties Hereto, as Lenders.

2.	Date of Assignment Agreement:_____________, 20__

3.	Amounts (As of Date of Item 2 above):

a.    Aggregate Commitment
under Loan Agreement    $130,000,000

b.    Assignee’s Percentage
of the Aggregate Commitment
purchased under this
Assignment Agreement (same for Tranche A and Tranche B)**
_____________%

4.    Amount of Assignee’s
Commitment Purchased under this
Assignment Agreement:    $____________

5.    Proposed Effective Date:    ___________________

Accepted and Agreed:

KEYBANK NATIONAL ASSOCIATION        ____________________________________

By:                            By:
Title:                            Title:

** Percentage taken to 10 decimal places.

EXHIBIT “I”
to Assignment Agreement

NOTICE OF ASSIGNMENT

______________, 20__

To:    KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Real Estate Capital

BORROWER:

Glimcher Properties Limited Partnership
Kierland Crossing, LLC
180 East Broad Street
Columbus, Ohio 43215
Attention: Rich Burkhart

From:    [NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1.    We refer to that Amended and Restated Loan Agreement (the “Loan Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Loan Agreement.
2.    This Notice of Assignment (this “Notice”) is given and delivered to the Agent pursuant to Section 12.3(b) of the Loan Agreement.
3.    The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ____, 20___ (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Loan Agreement. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any fee required by Section 12.3(b) of the Loan Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4.    The Assignor and the Assignee hereby give to the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.
5.    If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.
6.    The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.
7.    The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.
8.    The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Loan Agreement.*
*May be eliminated if Assignee is a party to the Loan Agreement prior to the Effective Date.
NAME OF ASSIGNOR            NAME OF ASSIGNEE

By:                            By:

Title:                            Title:

ACKNOWLEDGED AND, IF REQUIRED BY THE LOAN AGREEMENT, CONSENTED TO BY KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Title:

[Attach photocopy of Schedule 1 to Assignment]

EXHIBIT E

INTENTIONALLY OMITTED

EXHIBIT F
FORM OF OPINION OF BORROWER’S COUNSEL
May __, 2012

KeyBank National Association
as Administrative Agent for the Lenders
127 Public Square, 8th Floor
Cleveland, Ohio

Re:	$130,000,000 Term Loan to Glimcher Properties Limited Partnership and Kierland Crossing, LLC (collectively, the “Borrower”)
Ladies and Gentlemen:
We have acted as counsel for the Borrower in connection with a $130,000,000 secured term loan (the “Loan”), which Loan is being made pursuant to that certain Amended and Restated Loan Agreement dated as of May __, 2012 (the “Loan Agreement”) among Borrower, KeyBank National Association and the several lenders from time to time parties thereto (collectively, the “Lenders”), and KeyBank National Association, as Administrative Agent (the “Agent”).
In connection with the Loan we have been furnished with originals or copies certified to our satisfaction of the partnership agreements and certificates of limited partnership, and Articles of Incorporation and Bylaws of the general partners and managing members of the entities comprising the Borrower (as defined in the Loan Agreement), and all such corporate and other records of the Borrower, with such declarations and agreements, and certificates of officers and representatives of the Borrower, with such other documents, and we have made such other examinations and investigations as we have deemed necessary as a basis for the opinions expressed below.
We have examined the originals of the following documents, each of which is addressed to the Lender or to which the Lender is a party (all of which are sometimes collectively referred to as the “Loan Documents”):

1.	The Loan Agreement; and

2.	[describe promissory notes and other Loan Documents].
Based upon the foregoing, we are of the opinion that:

1.
Each of the entities comprising the Borrower is a limited partnership duly formed [revise if necessary], validly existing and in good standing under the laws of the State of Delaware. Borrower has all requisite power and authority to own its properties, carry on its business and to deliver and perform its obligations under the Loan Documents.

2.
Each of the general partners of Borrower is a corporation or trust duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the general partners of Borrower has all requisite power and authority to own its properties, carry on its business and to deliver and perform its obligations under the Loan Documents.

3.
The execution, delivery, and performance by each of the entities comprising the Borrower of the Loan Documents to which it is a party has been duly authorized by all necessary action of the Borrower and does not (i) require any consent or approval of any partner or shareholder of such entity or any other person or entity excepting such consents or approvals as have actually been obtained; (ii) violate any provision of any law, rule, or regulation of the United States or the State of Ohio, or any provision of the partnership or corporate law presently in effect having applicability to the Borrower or its general partners, as applicable; (iii) violate any provision of the partnership agreements of the Borrower or the articles of incorporation or bylaws of its general partners; (iv) violate any presently existing statutory or administrative provision or judicial decision applicable to the Borrower or its general partners; or (v) result in a breach of, or constitute a default under, any agreement or instrument affecting the Borrowers or its general partners.

4.
Each Loan Document to which it is a party (a) has been properly authorized, executed and delivered by each of the entities comprising the Borrower, (b) constitutes the legal, valid, and binding obligations of the Borrower, and (c) is enforceable in accordance with its terms.

5.
To our knowledge, no presently existing authorization, exemption, consent, approval, license, or registration with any court or governmental department, commission, bureau, agency, or instrumentality will be necessary for the valid, binding, and enforceable execution, delivery and performance by the Borrower of the Loan Documents.

6.
To our knowledge, there are no actions, suits, or proceedings pending or threatened against the Borrower before any court or governmental entity or instrumentality which could reasonably be expected to have a Material Adverse Effect (as defined in the Loan Agreement).

7.
The Loan Documents are governed by the laws of the State of Ohio, and the Loan, including the interest rate reserved in the applicable Note and all fees and charges paid or to be paid by or on behalf of Borrower in connection with such Loan pursuant to the applicable Loan Documents, is not in violation of the usury laws of the State of Ohio.

The opinions expressed herein are expressly made subject to and qualified by the following:
(a)    We have assumed that the Loan Documents are duly authorized and validly executed and delivered by the Agent, the Lenders and all other parties other than the Borrower.

(b)    This opinion is based upon existing laws, ordinances and regulations in effect as of the date hereof.
(c)    This opinion is limited to the laws of the State of Ohio and applicable federal law and no opinion is expressed as to the laws of any other jurisdiction.
(d)    We have assumed the authenticity of all documents submitted to us as originals (other than the Loan Documents) and the conformity to original documents of all documents (other than the Loan Documents) submitted to us as certified or photostatic copies.
(e)    The opinions expressed herein are qualified to the extent that: (i) the enforceability of any rights or remedies in any agreement or instruments may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally; and (ii) the availability of specific performance, injunctive relief or any other equitable remedy is subject to the discretion of a court of competent jurisdiction.
This opinion may be relied upon by only by the addressees hereof, its attorneys, auditors, advisors, participants, and their respective successors and assigns, and not by any other party.
Very truly yours,

EXHIBIT G
BORROWING NOTICE
Date

KeyBank National Association
Real Estate Capital
Attention: [__________________]
127 Public Square, OH-01-27-0839
Cleveland, OH 44114

Borrowing Notice

Glimcher Properties Limited Partnership and Kierland Crossing, LLC (collectively, “Borrower”) hereby requests an Advance pursuant to Section 2.7 of the Amended and Restated Loan Agreement, dated as of May __, 2012 (as amended or modified from time to time, the “Loan Agreement”), among the Borrower, the Lenders referenced therein, and you, as an administrative agent for the Lenders.
An Advance under Tranche A is requested to be made in the amount of $__________, to be made on _____________. Such Advance shall be a [LIBOR] [Floating Rate] Advance. [The applicable LIBOR Interest Period shall be _____________.]
An Advance under Tranche B is requested to be made in the amount of $__________, to be made on _____________. Such Advance shall be a [LIBOR] [Floating Rate] Advance. [The applicable LIBOR Interest Period shall be _____________.]
The proceeds of the requested loan shall be directed to the following account:

Wiring Instructions:
(Bank Name)
(ABA No.)
(Beneficiary)
(Account No. to Credit)
(Notification Requirement)

14996108\V-7

In support of this request, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that acceptance of the proceeds of such Advance by the Borrower shall be deemed to further represent and warrant that all requirements of Section 4.1 of the Loan Agreement in connection with such Advance have been satisfied at the time such proceeds are disbursed.

Date:	___________________

KIERLAND CROSSING, LLC, a Delaware limited liability company

By:	Glimcher Kierland Crossing, LLC, a Delaware limited liability company, its managing member

By:	Glimcher Properties Limited Partnership, a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By:

Name:	Mark E. Yale

Title:	Executive Vice President, Chief Financial Officer and Treasurer

14996108\V-7

EXHIBIT H
INSURANCE REQUIREMENTS
Borrower shall obtain and keep in full force and effect permanent All Perils insurance coverage satisfactory to the Administrative Agent, on the Project. All insurance policies shall be issued by carriers with a Best’s Insurance Reports policy holder’s rating of A and a financial size category of Class X and shall include a standard mortgage clause (without contribution) in favor of and acceptable to the Administrative Agent. The policies shall provide for the following, and any other coverage that the Administrative Agent may from time to time deem necessary:

a)
Coverage Against All Peril and/or Builders Risk in the amount of 100% of the replacement cost of all Improvements located or to be located on the Land (or evidence that such coverage is being carried under the applicable condominium documents). If the policy is written on a CO-INSURANCE basis, the policy shall contain an AGREED AMOUNT ENDORSEMENT as evidence that the coverage is in an amount sufficient to insure the full amount of the mortgage indebtedness. “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as the “Mortgagee” and “Loss Payee”.

b)
Public liability coverage in a minimum amount of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate. “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as an “Additional Insured”.

c)	Rent loss or business interruption coverage in a minimum amount approved by the Administrative Agent of not less than the appraised rentals for a minimum of twelve months.

d)
Flood hazard coverage in a minimum amount available, if any portion of the Project is located in a special flood hazard area (“Flood Hazard Area”) as designated by the Federal Emergency Management Agency on its Flood Hazard Boundary Map and Flood Insurance Rate Maps, and the Department of Housing and Urban Development, Federal Insurance Administration, Special Flood Hazard Area Maps.

e)	Workers Compensation and Disability insurance as required by law.

f)
Such other types and amounts of insurance with respect to the Project and the operation thereof which are commonly maintained in the case of other property and buildings similar to the Project in nature, use, location, height, and type of construction, as may from time to time be required by the Deed of Trust.

Each policy shall provide that it may not be canceled, reduced or terminated without at least thirty (30) days prior written notice to the Administrative Agent.